Consent of Deloitte & Touche AB.

Exhibit 23.1.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Post Effective Amendment No. 3 to Registration Statement No. 333-107633 on Form S-3 of our report dated February 19, 2004, relating to the consolidated financial statements of LPG Allgon Holding AB as of December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the differences between accounting principles generally accepted in Sweden and accounting principles generally accepted in the United States of America and the effect that the application of the latter would have on the determination of net profit (loss) and shareholders’ equity), appearing in Powerwave Technologies Inc’s Current Report on Form 8-K filed with the SEC on May 13, 2004, which is incorporated by reference in this Registration Statement, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE AB

Malmo, Sweden

May 15, 2005